As filed with the Securities and Exchange Commission on December 27, 1999
                                                 Registration No. 333-78591


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          Post Effective Amendment No.1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933



                         Streamedia Communications, Inc.
                (Name of small business issuer in its character)


            Delaware                         7375                         22-3622272
     (State or jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)       Classification Code Number)      Identification Number)

                               James Douglas Rupp
                         Streamedia Communications, Inc.
                              244 West 54th Street
                               New York, NY 10019
                                 (212) 445-1700

                   (Address and telephone number of principal
               executive offices and principal place of business)


                               James Douglas Rupp
                         Streamedia Communications, Inc.
                              244 West 54th Street
                               New York, NY 10019
                                 (212) 445-1700

            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

Louis E. Taubman, Esq.                         Bruce A. Cheatham, Esq.
Kogan & Taubman, LLC                           Winstead Sechrest & Minick, P.C.
39 Broadway, Suite 2250                        5400 Renaissance Tower
New York, NY 10019                             1201 Elm Street
(212) 425-8200                                 Dallas, Texas 75270
(212) 482-8104 FAX                             (214) 745-5400
                               (214) 745-5390 FAX

Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X] 333-78591

                                EXPLANATORY NOTE

The sole purpose of this Post Effective Amendment No. 1 is to file, pursuant to Rule 462(d) of the Securities Act of 1933, as amended, an exhibit not previously included in this Registration Statement. None of the information in Part I of this Registration Statement has changed since the last amendment.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Delaware General Corporation Law

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Item 25. Other Expenses of Issuance and Distribution

Estimated expenses in connection with the public offering by the Company of the securities offered hereunder are as follows:

Securities and Exchange Commission Filing Fee                             $7,432
NASD Filing Fee*                                                           7,000
NASDAQ Small Cap Market Application and Listing Fee*                      20,000
Accounting Fees and Expenses*                                             40,000
Legal Fees and Expenses*                                                 120,000
Printing*                                                                 40,000
Fees of Transfer Agent and Registrar*                                      5,000
Underwriters' Non-Accountable Expense Allowance                          170,000
Miscellaneous*                                                            15,568
                                                                          ------
Total*                                                                  $425,000
                                                                        ========
----------------
*        Estimated.


Item 26. Recent Sales of Unregistered Securities

         On May 16, 1999, we sold 264,490 shares of common stock at $2.00 per share pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The common stock was offered to a discreet group of accredited investors without the benefit of general solicitation or advertising. We raised $523,980 from this private placement in order to provide bridge financing for this offering.

         On August 24, 1999, we issued $1,815,000 of debt securities in the form of promissory notes which bear interest at a rate of 10% per annum. The notes were offered pursuant to Rule 506 of Regulation D only to accredited investors, with no general solicitation or advertising. The notes were offered as a unit, each unit consisting of a promissory note in the principal amount of $15,000 and a warrant entitling the holder to purchase 9,000 shares of our common stock at a price per share equal to the price per share of common stock offered to the public pursuant to our initial public offering. The warrants will be exercisable during the period beginning on the first anniversary of the closing of the IPO and ending on the date five years following the date that the warrants were issued. The holders of the warrants will have certain "piggyback" registration rights with respect to the shares underlying the warrants. Specifically, the holders will be entitled to include their shares if the Company files a registration statement with Commission during the period beginning one year from the closing of the IPO and ending two years after the closing of the IPO.


     In October 1999, we granted 150,000 options to a consultant to provide investor relations services to Streamedia. The options allowed the consultant to acquire shares of our common stock at an exercise price equal to the IPO price or $2.00 per share in the event that our common shares are not underwritten through an IPO. In November 1999 we rescinded these options but have contractually agreed with the consultant to reissue the options following the completion of the offering. The consultant is not a 5% or greater shareholder, officer or director of the Company.


                                Item 27. Exhibits

         Exhibit No      Item
         Exhibit 1.1     Form of  Amended Underwriting Agreement.(2)
         Exhibit 1.2     Form of Underwriters' Warrant Agreement.(1)(2)
         Exhibit 3.1     Certificate of Incorporation of the Registrant. (2)
         Exhibit 3.2     Bylaws of the Registrant (2)
         Exhibit 3.3     Amended to Bylaws of the Registrant (2)
         Exhibit 4.1     Public Warrant Agreement (1)
         Exhibit 5.1     Opinion of Kogan & Taubman, L.L.C..(2)
         Exhibit 10.1    Employment Agreement between Streamedia and James D. Rupp (2)
         Exhibit 10.2    Employment Agreement between Streamedia and Gayle Essary (2)
         Exhibit 10.3    Employment Agreement between Streamedia and Nicholas J. Malino (2)
         Exhibit 10.4    Indemnification Agreement between Streamedia and Directors (2)
         Exhibit 10.5    Consulting Agreement between Streamedia and IC Enterprises (2).
         Exhibit 10.6    Minutes amending  Employment  Agreements between  Streamedia and Messrs.  Rupp, Essary and
                         Malino.(2)
         Exhibit 10.7    Employment Agreement between Streamedia and Walter C. Hollenberg(2)
         Exhibit 10.8    Kaleidoscope Media Group, Inc.Agreement
         Exhibit 23.1    Consent of Grant Thornton LLP, Independent Certified Public Accountants.(2)
         Exhibit 23.2    Consent of Kogan & Taubman,  L.L.P.  is contained  in the opinion  filed as Exhibit 5.1 to this registration statement.(2)
         Exhibit 27      Financial Data Schedule (2)
         --------------
         (1) Filed herewith
         (2) Previously filed

         Item 28.  Undertakings

         The undersigned registrant hereby undertakes as follows:

         (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

         (4) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         (5)      For the  purposes  of  determining  any  liability  under  the
                  Securities  Act,  the  information  omitted  from  the form of prospectus  filed  as  part  of a  registration  statement  in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 27, 1999.

                         Streamedia Communications, Inc.


                                          By: /s/ Gayle Essary
                       Gayle Essary, Chairman of the Board



                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Gayle Essary and James Douglas Rupp, and each for them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all further amendments to this Registration Statement (including post-effective amendments), and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                 Title                                 Date

/s/ Gayle Essary                        Chairman of the Board                 December 27, 1999
--------------------
    Gayle Essary                        (Principal Executive Officer)


/s/ James Douglas Rupp                  President and CEO, Director           December 27, 1999
-----------------------
    James Douglas Rupp                  (Principal Operating Officer)


/s/ Nicholas J. Malino                  Chief Financial Officer and Director  December 27, 1999
----------------------
    Nicholas J. Malino                   (Principal Financial Officer)


/s/ David J. Simonetti                  Director                              December 27, 1999
----------------------
    David J. Simonetti

